Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of December 11, 2023, by and among Orthofix Medical Inc., a Delaware corporation (the “Company”), and the entities and individuals set forth on the signatures pages hereto (collectively with each of their respective Affiliates, the “Investor Group”).

WHEREAS, as of the date hereof, the Investor Group beneficially owns, in the aggregate, 3,035,301 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”);

WHEREAS, certain members of the Investor Group have engaged in discussions with the Company regarding the appointment of certain new director candidates to the Board of Directors of the Company (the “Board”) and the nomination of such director candidates for election to the Board at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”); and

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.
Board Composition and Related Matters.
(a)
The Company agrees that, (i) within one (1) Business Day (as defined below) following the execution and delivery of this Agreement, the Board and all applicable committees of the Board will take all necessary action (including increasing the size of the Board by one directorships) to appoint Alan L. Bazaar and (ii) no later than December 14, 2023, the Board and all applicable committees of the Board will take all necessary action (including increasing the size of the Board by an additional two directorships) to appoint Michael M. Finegan and Charles (“Chuck”) R. Kummeth (each of Mr. Bazaar, Mr. Kummeth and Mr. Finegan, a “New Director,” and collectively, the “New Directors”) to the Board with an initial term expiring at the Company’s 2024 Annual Meeting. The Company further agrees that the Board and all applicable committees of the Board will take all necessary action to (i) nominate each of the New Directors for election to the Board at the 2024 Annual Meeting and recommend, support and solicit proxies for the election of the New Directors at the 2024 Annual Meeting in the same manner as for the Company’s other nominees at the 2024 Annual Meeting, (ii) ensure that three directors serving on the Board as of the date preceding the date of this Agreement will not stand for re-election at the 2024 Annual Meeting, and (iii) appoint one of the New Directors as Chair of the Board effective as of the conclusion of the 2024 Annual Meeting.

(b)
Each member of the Investor Group represents that as of the date of this Agreement neither it nor any of its Affiliates or Associates is, and during the term of this Agreement such persons will not become, a party to any agreement, arrangement or understanding, written or oral, with any of the New Directors regarding such person’s service on the Board or any committee thereof.
(c)
Each member of the Investor Group acknowledges that each of the New Directors, upon election to the Board, shall serve as a member of the Board and shall comply with the terms of the Company’s Amended and Restated Certificate of Incorporation (as may be amended and supplemented from time to time, the “Charter”), Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”), committee charters, and corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and similar governance documents, policies, procedures, processes, codes, rules, standards and guidelines that are applicable to all of the Company’s non-employee directors.
(d)
Each of the New Directors will be entitled to the same director benefits as other non-employee members of the Board, including, but not limited to, (i) compensation for such director’s service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of the Company; (ii) equity-based compensation grants and other benefits on the same basis as all other non-employee directors of the Company; and (iii) the same rights of indemnification advancement and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.
(e)
If any of the New Directors is unable or unwilling to serve as a director for any reason, resigns as a director or is removed as a director prior to the expiration of the Termination Date (as defined below) and at such time the Investor Group maintains an aggregate Net Long Position of at least 2.5% of the Company’s then outstanding shares of Common Stock, the Investor Group shall have the ability to recommend a replacement person(s) (any such person shall be referred to as a “Replacement Appointee”) for appointment to the Board. Any Replacement Appointee shall (i) qualify as “independent” of the Company pursuant to the listing standards of the Nasdaq, (ii) have relevant business, financial or governance expertise to be a director of the Company, (iii) satisfy customary director nomination and onboarding procedures that are consistent with the Board’s past practice with all directors sitting on the Board, and (iv) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld, conditioned or delayed). Upon the recommendation of a Replacement Appointee by the Investor Group, the Board and/or any applicable committee thereof shall make its determination regarding whether such Replacement Appointee meets the foregoing criteria no later than ten (10) Business Days after such recommendation; provided, however, that if the Board does not accept such Replacement Appointee as recommended, the Parties shall continue to follow the aforementioned procedures until a Replacement Appointee is appointed or elected to the Board as recommended by the Investor Group. Subject to applicable national securities exchange rules and applicable law, upon a Replacement Appointee’s appointment to the Board, the Board and all applicable committees of the Board shall take all actions necessary to appoint such Replacement Appointee to any applicable committee(s) of the Board of which the applicable New Director was a member immediately prior to such applicable New Director becoming unable or unwilling to serve as a director. The provisions of this section shall apply to any Replacement Appointee nominated or appointed to the Board who becomes unable to serve as a director or nominee prior to the Termination Date. Any Replacement Appointee shall be considered a New Director for all purposes of this Agreement.
(f)
The Company agrees that, no later than December 14, 2023, the Board will take all action necessary to form a Strategy Committee of the Board (the “Strategy Committee”) consisting of Catherine M. Burzik, Mr. Finegan, John Henneman, III and Mr. Kummeth, with Mr. Finegan serving as the Chair of the Strategy Committee. The Board shall maintain the existence of the Strategy Committee at least through the date of the 2024 Annual Meeting. The Strategy Committee will support the Board and management as set forth in the Committee’s charter, which shall be in the form attached to this Agreement as Exhibit A (the “Committee Charter”).
(g)
The Company agrees that, no later than December 14, 2023, the Board will take all action necessary to (i) appoint Mr. Bazaar to the Audit & Finance Committee of the Board, (ii) appoint Mr. Kummeth to the Nominating, Governance & Sustainability Committee of the Board (the “NG&S Committee”), (iii) appoint Mr. Finegan to the Compliance & Ethics Committee of the Board, and (iv) appoint Messrs. Bazaar and Kummeth to the Compensation & Talent Development Committee of the Board (the “C&TD Committee”), and provide that, following such appointment, the C&TD Committee shall consist of four directors. The Company also agreed that the Board will take all action necessary to appoint at least one of the New Directors to any standing committee of the Board created prior to the Termination Date. To the extent that any New Director appointed to a committee of the Board pursuant to the second preceding sentence ceases to serve on such committee prior to the Termination Date, the Board shall take all necessary action to appoint a different New Director (which may include a New Director who is a Replacement Director appointed pursuant to Section 1(e)) to such committee of the Board. The Company further agrees that the Board and all applicable committees of the Board will take all necessary action to elect one of the New Directors as Chair of the C&TD Committee on the date of the 2024 Annual Meeting.
(h)
The Company agrees that (i) from the date of this Agreement until the 2024 Annual Meeting, the size of the Board shall be no greater than twelve (12) members and (ii) following the conclusion of the 2024 Annual Meeting until the Termination Date, the size of the Board shall be no greater than nine (9) members.
2.
Voting Commitment. Until the Termination Date, each member of the Investor Group shall, or shall cause its respective Associates to, appear in person or by proxy at each Stockholder Meeting for quorum purposes and to vote all shares of Common Stock that are owned of record or beneficially owned by it or its controlling or controlled Affiliates and over which it has voting power on the Company’s proxy card or consent card and in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect of such Stockholder Meeting with respect to (a) the election, removal and/or replacement of directors and (b) any other proposal submitted to the stockholders at a Stockholder Meeting; provided, however, that the members of the Investor Group shall be permitted to vote all or some of the shares of Common Stock that they beneficially own and over which they have voting power at such Stockholder Meeting in their sole discretion with respect to an Extraordinary Transaction; provided further, that to the extent Institutional

Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) recommends otherwise, the member of the Investor Group may vote their shares of Common Stock in accordance with the ISS or Glass Lewis recommendation on such matter (other than the election of directors to which this proviso shall not apply).
3.
Standstill. Prior to the Termination Date, except as otherwise expressly provided in this Agreement, without the prior written consent of the Company (authorized by the Board), each of the members of the Investor Group shall not, and shall instruct their Affiliates and Associates not to, directly or indirectly:
(a)
(i) acquire, or offer, or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Common Stock or any securities convertible or exchangeable into or exercisable for Common Stock (collectively, “Company Securities”) or assets of the Company, or rights or options to acquire any Company Securities, or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities; provided that the Investor Group may acquire beneficial ownership or economic exposure in the aggregate not exceeding nine and nine tenths percent (9.9%) of the Company’s outstanding Common Stock; or (ii) sell or otherwise transfer shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, being required to file or amend a Schedule 13D or Schedule 13G with respect to its or their ownership of securities of the Company;
(b)
(i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election or removal at any Stockholder Meeting at which the Company’s directors are to be elected or otherwise seek representation on the Board; (ii) knowingly initiate or participate in, directly or indirectly, any solicitation of proxies or consents in respect of any election contest or removal contest at any Stockholder Meeting with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any business by any stockholder of the Company to be brought before any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies or consents in respect of any business by any stockholder of the Company to be brought before any Stockholder Meeting; (v) knowingly initiate, seek to advise, influence, encourage or participate in any “withhold,” “against,” “vote no,” defeat quorum or similar campaign with respect to any nomination or proposal made by or at the direction of the Board and brought before any Stockholder Meeting; (vi) knowingly encourage, advise or influence any other person or knowingly assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with the Company’s recommendation in connection with such matter); or (vii) request that, or knowingly encourage any person to request that, the Company call any Stockholder Meeting;
(c)
form, join or in any way participate in any group or agreement of any kind with respect to any Voting Securities, including in connection with any election or removal contest with respect to the Company’s directors or any business by any stockholder of the Company to be brought before any Stockholder Meeting (other than with the members of the Investor Group or one or more of their Associates who are instructed to comply with the terms and conditions of this Agreement);
(d)
deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (other than (i) any such voting trust, arrangement or agreement solely among members of the Investor Group and (ii) as otherwise in accordance with this Agreement);
(e)
seek publicly, alone or in concert with others, to alter, amend, change, waive or repeal any provision of, or adopt new provisions of, the Charter or Bylaws;
(f)
demand an inspection of the stock list materials or the books and records of the Company or its subsidiaries;
(g)
(i) make any public proposal with respect to or (ii) make any public statement or otherwise seek to encourage, advise or assist any person with respect to any public proposals or statements related to (A) any change in the number or term of directors serving on the Board or the filling of any vacancies or newly created directorships on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction or any material acquisition of any assets or businesses of the Company or any of its subsidiaries, (E) causing any class or series of the Company’s equity securities to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, (F) causing any class or series of the Company’s equity securities to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or (G) any intent, purpose, plan or proposal that is inconsistent with the standstill provisions of this Agreement;
(h)
knowingly initiate, directly or indirectly, any unsolicited Extraordinary Transaction or make, directly or indirectly, any unsolicited proposal, either alone or in concert with others, to the Company or the Board (or any committee thereof) that would reasonably be expected to require a public announcement or disclosure regarding any such matter (it being understood that the foregoing shall not restrict the Investor Group from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);
(i)
effect or seek to effect, offer or propose to effect, cause, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any unsolicited: (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, consolidation, acquisition, share exchange or other business combination involving any of the Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses (it being understood that each of the foregoing (i)-(iii) shall not restrict the Investor Group from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);
(j)
enter into any negotiations, agreements, arrangements or understandings with any Third Party with respect to the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;
(k)
publicly make or in any way advance publicly any request or proposal that the Company or the Board (or any committee thereof) amend, modify or waive any provision of this Agreement; or
(l)
take any action challenging the validity or enforceability of this Section 3 or this Agreement.

Notwithstanding anything in this Agreement to the contrary, the restrictions in this Section 3 shall not prevent the members of the Investor Group from (1) making any factual statement or public disclosure as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the Party from whom information is sought (so long as such request did not arise as a result of action by any of the members of the Investor Group or their Associates), (2) making any confidential communication to the Company or its directors and officers that would not be reasonably expected to trigger public disclosure obligations for either Party, or (3) tendering shares of Common Stock, receiving payment for shares of Common Stock or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. Furthermore, for the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by the New Directors of their fiduciary duties in their capacities as directors of the Company.

4.
Non-Disparagement. Prior to the Termination Date, the Company and each member of the Investor Group shall each refrain from making, and shall instruct their respective Representatives not to make or cause to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media (including social media), analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, attempts to discredit, criticizes, calls into disrepute, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the members of the Investor Group or their respective Representatives, the Company, or any of its Representatives, or the Company’s corporate strategy, corporate activities, practices, corporate officers, directors, employees, procedures, business, business operations, products or services and (b) in the case of statements or announcements by the Company or its Representatives, the members of the Investor Group or any of their respective Representatives. The restrictions in this Section 4 shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the Party from whom information is sought, in each case, to the extent legally required, or (ii) any disclosure that such Party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (b) prohibit any Party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; or (c) apply to efforts to enforce either Party’s rights pursuant to this Agreement in accordance with this Agreement. The limitations set forth in this Section 4 shall not prevent any Party from responding to any public statement made by the other Party of the nature described in this Section 4 if such statement by the other Party was made in breach of this Agreement.
5.
No Litigation. Prior to the Termination Date, each Party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives acting on its behalf to, directly or indirectly, alone or in concert with others, knowingly encourage, pursue or assist any other person to threaten or initiate, any action, suit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other Party or any of its Representatives, except for (a) claims arising out of facts not known by such Party as of the date hereof, (b) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (c) counterclaims and affirmative defenses with respect to any Legal Proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that this Section 5 shall not prevent any Party or any of its Representatives from (i) responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such Party or any of its Representatives; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable); (ii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iii) exercising statutory appraisal rights; or (iv) responding to or complying with a validly issued legal process. Each Party represents and warrants that neither it nor any assignee has filed any Legal Proceeding against the other Party.
6.
Public Statements; SEC Filings.
(a)
No later than (1) Business Day following the execution and delivery of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement by means of a mutually agreed press release, substantially in the form attached hereto as Exhibit B and, following the issuance of the Press Release, any public statements by any Party in respect of this Agreement or the subject matter hereof shall, except to the extent required by law, be consistent with the Press Release. Prior to the issuance of the Press Release, neither the Company nor members of the Investor Group nor any of their respective Affiliates or Associates shall issue any press release or public announcement with respect to the entry into this Agreement or take any action that would require public disclosure of this Agreement without the prior written consent of the other Party, except to the extent required by law.
(b)
Promptly following the execution of this Agreement, the Company shall file (or cause to be filed) with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any timely comments of the members of the Investor Group and their Representatives.
(c)
The Company acknowledges that the Investor Group will file with the SEC an amendment to its Schedule 13D setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to the filing with the SEC and consider in good faith any timely comments of the Company.
7.
Affiliates and Associates. Each Party shall instruct its controlled Affiliates and its Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or such Associate. A breach of this Agreement by a controlled Affiliate or an Associate of a Party, if such controlled Affiliate or such Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or such Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or such Associate was a party to the same extent as a party to this Agreement.
8.
Representations and Warranties.
(a)
Each member of the Investor Group represents and warrants that (i) the authorized signatories set forth on the signature page hereto has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (ii) this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each member of the Investor Group represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of any organizational documents of it as currently in effect, and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Each member of the Investor Group represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 3,035,301 shares of Common Stock as set forth on Schedule A attached hereto. Each member of the Investor Group represents and warrants that as of the date hereof, except as specifically disclosed on Schedule A attached hereto, (x) none of the members of the Investor Group owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (y) none of the members of the Investor Group have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company other than this Agreement.

(b)
The Company hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and that the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
9.
Termination.
(a)
This Agreement shall terminate on the earlier of (i) such date that the Investor Group and the Company terminate this Agreement by written mutual agreement, (ii) the date that is thirty (30) days prior to the Notice Deadline for the Company’s 2025 Annual Meeting of Stockholders and (iii) one hundred twenty (120) days prior to the first anniversary of the 2024 Annual Meeting (the date of termination, the “Termination Date”).
(b)
If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve either Party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, this Section 9 and Sections 12 through 15 shall survive the termination or expiration of this Agreement.
10.
Expenses. The Company shall reimburse the Investor Group for expenses incurred prior to and on the date of this Agreement in such amount as previously agreed upon by the Parties. Except as otherwise provided in this Section 10, each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.
11.
Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company to:

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, Texas 75056

Attn: Kimberley A. Elting, President, Global Orthopedics

Email: KimElting@Orthofix.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street, NW

Washington, D.C. 20004

Attn: Joseph Gilligan; Brian O’Fahey

Email: joseph.gilligan@hoganlovells.com; brian.ofahey@hoganlovells.com

If to the Investor Group:

Engine Capital, L.P.

1345 Avenue of the Americas, 33rd floor

New York, NY 10105

Attn: Arnaud Ajdler

Email: aajdler@enginecap.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

Attn: Andrew M. Freedman

Email: AFreedman@olshanlaw.com

12.
Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each Party irrevocably consents to accept service of process in any such Legal Proceeding by first class certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the Parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.
13.
Specific Performance. Each Party to this Agreement acknowledges and agrees that the other Party would be irreparably injured by an actual breach of this Agreement by the first- mentioned Party or its Representatives and that monetary remedies would be inadequate to protect either Party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the Parties under this Agreement, each Party shall be entitled to seek equitable relief by way of injunction or otherwise and specific performance of the provisions hereof without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching Party.
14.
Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable, and “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group; (b) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals or variations thereof) have the meanings ascribed to such terms under the Exchange Act, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act as in effect as of the date of this Agreement; (c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (d) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (e) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, results in a change in control of the Company or the sale, lease or exchange of all or substantially all of its property and assets, including its goodwill and its corporate franchises; (f) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s or persons’ net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares of Common Stock as to which such person or persons does/do not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person or persons has/have entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” means any individual, corporation (including not-for-profit), general or limited or limited liability limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (g) “Notice Deadline” means the notice deadline under the Bylaws for the nomination of director candidates for election to the Board by any stockholder of the Company; (h) the term “Parties” means the Company, the Investor Group, and each of the members of the Investor Group (it being understood that the Investor Group and its members shall be deemed a single party as the context requires); (i) the term “Representatives” of a person means (i) such person’s Affiliates and Associates and (ii) such person’s Affiliates and Associates and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (j) the term “SEC” means the U.S. Securities and Exchange Commission; (k) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by consent in lieu of a meeting of the Company’s stockholders, and any adjournment, postponement, rescheduling or continuation thereof; (l) the term “Third Party” refers to any person that is not a Party to this Agreement or an Affiliate or Associate thereof, a member of the Board, a director or officer of the Company, a member of the Investor Group, or legal counsel to any Party to this Agreement; and (m) the term “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “or” is not exclusive, (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated, (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders, and (vi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day”.
15.
Miscellaneous.

(a)
This Agreement, including all exhibits and schedules hereto, contains the entire agreement between the Parties and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
(b)
Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.
(c)
This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the other Party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
(d)
Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
(e)
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.
(f)
Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.
(g)
This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
(h)
Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
(i)
The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

ORTHOFIX MEDICAL INC.
By:	/s/ Kimberley A. Elting
Kimberley A. Elting
President, Global Orthopedics

[Signatures continue on next page]

INVESTOR GROUP:
ENGINE CAPITAL, L.P.

By: Engine Investments, LLC, General Partner

By:	/s/ Arnaud Ajdler
Arnaud Ajdler
Managing Member

ENGINE JET CAPITAL, L.P.

By: Engine Investments, LLC, General Partner

By:	/s/ Arnaud Ajdler
Arnaud Ajdler
Managing Member

ENGINE LIFT CAPITAL, LP

By: Engine Investments II, LLC, General Partner
By:	/s/ Arnaud Ajdler
Arnaud Ajdler
Managing Member

ENGINE CAPITAL MANAGEMENT, LP

By: Engine Capital Management GP, LLC, General Partner

By:	/s/ Arnaud Ajdler
Arnaud Ajdler
Managing Member

ENGINE CAPITAL MANAGEMENT GP, LLC
By:	/s/ Arnaud Ajdler
Arnaud Ajdler
Managing Member

ENGINE INVESTMENTS, LLC

By:	/s/ Arnaud Ajdler
Arnaud Ajdler
Managing Member

ENGINE INVESTMENTS II, LLC

By:	/s/ Arnaud Ajdler
Arnaud Ajdler
Managing Member

/s/ Arnaud Ajdler
ARNAUD AJDLER

Exhibit A

Form of Strategy Committee Charter

Orthofix Medical Inc.

Strategy Committee Charter

(Adopted Effective as of December 14, 2023)

This charter governs the operations of the Strategy Committee (the “Committee”) of the Board of Directors (the “Board”) of Orthofix Medical Inc. (the “Company”).

1.
Purpose

The purpose of the Committee shall be assisting the new Chief Executive Officer of the Company (the “CEO”) with formulating and defining the go-forward strategy of the Company.

2.
Membership

a.
Members. The Committee shall consist of four members, who shall be Catherine M. Burzik, Michael M. Finegan, John Henneman, III and Charles (“Chuck”) R. Kummeth.

b.
Chair. The chairperson of the Committee shall be Mr. Finegan.

c.
Vacancies. Any vacancies on the Committee shall be filled by the director that replaces the director creating such vacancy.

3.
Committee Structure and Operations

a.
Meetings. The Committee shall meet at least once per month, and the CEO shall have regular communications with the Chair of the Committee to prepare for such meetings. The Committee may establish its own procedures in a manner not inconsistent with this charter, the Company’s certificate of incorporation, bylaws and other corporate governance documents, applicable laws, regulations or listing standards (the “Legal Requirements”).

b.
Minutes. Minutes shall be prepared for each meeting of the Committee, which minutes shall be submitted to the Committee for review and approval.

c.
Term. The Committee shall continue in existence until the date of the Company’s 2024 annual meeting of stockholder, or such later date as may be determined by the Board.

4.
Authority and Responsibilities

a.
The Committee, in coordination with the CEO, shall review, evaluate and assess the Company’s business strategy and assist the CEO in formulating the go-forward strategy of the Company and communicating such strategy to the Board.

b.
The Committee shall have full access to the management and advisors of the Company, as necessary or appropriate to carry out the Committee’s responsibilities.

c.
The Committee shall have access all books, records, facilities, and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge their responsibilities hereunder.

d.
The Board may incur, at the expense of the Company, reasonable expenses (including expenditures for external resources) that, as determined by the Committee, are necessary or appropriate in carrying out its duties, subject to the prior approval of the Board.

e.
The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee may exclude from its meetings any persons, other than Committee members, it deems appropriate in order for it to fulfill its responsibilities. The Committee does not have the ability to form and delegate authority to subcommittees.

The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties.

5.
Governance Requirements

Meetings may be held using any form of communications equipment, so long as all Committee members participating in the meeting can communicate with each other in real-time, including, but not limited to, via conference call, e-mail, instant messaging or otherwise using a virtual platform. A majority of Committee members will constitute a quorum for the transaction of Committee business, and the vote of a majority of Committee members present at a meeting at which a quorum is present will be the act of the Committee, unless in either case a greater number is required by the Legal Requirements.

Additionally, the Committee may act by unanimous written consent of all Committee members, or by unanimous consent evidenced by any other form of communication, whether or not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, unless such action in such matter is expressly prohibited by the Legal Requirements

Exhibit B

Form of Press Release

Orthofix Announces Agreement with Engine Capital and Appointment of Three New Independent Directors to Further Advance Position as Leading Global Spine and Orthopedics Company

Three New Directors Bring Substantial Finance, Strategic Development, Healthcare and
MedTech Experience

LEWISVILLE, Texas – December 12, 2023 – Orthofix Medical Inc. (NASDAQ: OFIX) (“Orthofix” or the “Company”) today announced the appointment of three new independent directors to the Company’s Board. These new directors bring substantial finance, strategic development, healthcare and medical technology experience to further advance Orthofix’s position as a leading global spine and orthopedics company. The appointments follow constructive engagement and entry into a cooperation agreement with Engine Capital Management, LP (together with its affiliates, “Engine”), one of the Company’s largest shareholders, which owns approximately 8.2% of Orthofix’s outstanding shares.

Catherine Burzik, Chair of the Orthofix Board of Directors and Interim Chief Executive Officer, said, “Orthofix is a market leader with a broad, differentiated technology offering, comprehensive commercial reach and a team who is unwavering in their dedication to delivering innovative solutions that improve patients’ lives. Our conversations with Engine identified that we are closely aligned in many areas. We are pleased to partner with one of our largest shareholders on these new director additions. We are confident their expertise and insights will further advance Orthofix’s strategy and objective of driving enhanced shareholder value.”

Massimo Calafiore, incoming President and Chief Executive Officer of Orthofix, said, “Orthofix is an outstanding company with a strong foundation of talent, innovation and growth opportunities across the business. I am excited to work with the Orthofix Board, including the newly appointed directors, and the management team to build on the momentum underway and unlock value for shareholders, while providing solutions for patients around the globe.”

Arnaud Ajdler, Managing Partner of Engine, said, “We appreciate the collaborative dialogue we have had with the Orthofix Board and share its belief that Orthofix has many value creation opportunities. We believe Orthofix is deeply undervalued and are confident the addition of these three new directors, together with Massimo’s recent appointment as CEO, position Orthofix to deliver profitable growth and significant, sustainable shareholder value.”

The three new independent directors joining the Orthofix Board are:

•
Alan Bazaar, Chief Executive Officer of wealth management firm Hollow Brook Wealth Management LLC;
•
Michael Finegan, Chief Executive Officer of Acera Surgical and former Chief Strategy Officer of Orthofix; and
•
Charles Kummeth, President and Chief Executive Officer of Bio-Techne Corporation.

With these appointments and Mr. Calafiore joining the Board upon his effective date, Orthofix’s Board will consist of 12 directors, 11 of whom are expected to be independent as of early 2024. It is expected that the Board will be reduced to nine members at the 2024 Annual Meeting.

The cooperation agreement contains customary standstill, voting and other provisions and will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Perella Weinberg Partners is serving as financial advisor to Orthofix, and Hogan Lovells US LLP is serving as legal counsel. Olshan Frome Wolosky LLP is acting as legal counsel to Engine.

About Alan Bazaar

Alan Bazaar is currently the CEO of wealth management firm Hollow Brook Wealth Management LLC. Prior to Hollow Brook, Mr. Bazaar spent more than a decade with private investment firm Richard L. Scott Investments, LLC, where he served as Managing Director and Portfolio Manager as well as a co-manager of the public equity portfolio, responsible for all aspects of the investment decision-making process. Earlier in his career, Mr. Bazaar worked at Arthur Andersen LLP.

Previously, Mr. Bazaar served on the board of directors of Wireless Telecom Group, Inc., a test and measurement solutions provider; PDL BioPharma, a company engaged in development of innovative therapeutics and healthcare technologies; Hudson Global, Inc., a total talent solutions provider; Sparton Corporation, a provider of electromechanical devices; LoJack Corporation, a provider of stolen vehicle recovery and IoT connected car systems; Media Sciences, Inc., a manufacturer and distributor of business color printer supplies and industrial ink applications; NTS, Inc., an independent provider of environmental simulation testing, inspection, and certification services; and Airco Industries, Inc., a privately held manufacturer of aerospace products.

Mr. Bazaar received a BA in history from Bucknell University and an MBA from the Stern School of Business at New York University. He is a Certified Public Accountant (inactive).

About Michael Finegan

Michael Finegan is CEO at Acera Surgical, a bioscience company developing and commercializing a portfolio of fully engineered materials for regenerative medicine. Prior to joining Acera, Mr. Finegan spent 14 years at Orthofix where he served in roles of increasing responsibility, including seven years as Chief Strategy Officer. Among his accomplishments at

Orthofix, Mr. Finegan created and led the biologics business. Before his tenure at Orthofix, Mr. Finegan served more than 16 years in a variety of roles at Boston Scientific, including as Vice President of Corporate Sales and as Vice President of National Accounts.

Mr. Finegan received a BA in economics from Wake Forest University.

About Charles Kummeth

Charles Kummeth is President and CEO of Bio-Techne Corporation, a leading developer and manufacturer of high-quality purified proteins, antibodies, immunoassays, and instruments for biomedical researchers and clinical research laboratories. Previously, Mr. Kummeth was at Thermo Fisher Scientific Inc. as President of Mass Spectrometry and Chromatography and President of the Laboratory Consumables Division. Prior to Thermo Fisher Scientific, he served in various roles during his 24-year career at 3M Corporation, most recently as the Vice President of the company's Medical Division.

Mr. Kummeth serves on the boards of Bio-Techne; Gentherm, a developer of thermal management technologies; and PerkinElmer, a maker of instrumentation, consumables and Software servicing the analytical needs of the food and environmental markets and which is a private company owned by New Mountain Capital, a New York based private equity firm.

Mr. Kummeth received a BS in Electrical Engineering from the University of North Dakota, an MS in Computer Science from the University of St. Thomas and an MBA from the Carlson School of Business at the University of Minnesota.

About Orthofix

Orthofix is a leading global spine and orthopedics company with a comprehensive portfolio of biologics, innovative spinal hardware, bone growth therapies, specialized orthopedic solutions, and a leading surgical navigation system. Its products are distributed in approximately 68 countries worldwide.

The Company is headquartered in Lewisville, Texas and has primary offices in Carlsbad, CA, with a focus on spine and biologics product innovation and surgeon education, and Verona, Italy, with an emphasis on product innovation, production, and medical education for orthopedics. The combined Company’s global R&D, commercial and manufacturing footprint also includes facilities and offices in Irvine, CA, Toronto, Canada, Sunnyvale, CA, Wayne, PA, Olive Branch, MS, Maidenhead, UK, Munich, Germany, Paris, France and Sao Paulo, Brazil.

Forward-Looking Statements

This news release may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, relating to our business and financial outlook, which are based on our current beliefs, assumptions, expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “intends,” “predicts,” “potential,” or “continue” or other comparable terminology. Forward-looking statements are not guarantees of our future performance, are based on our current expectations and assumptions regarding our business, the economy and other future conditions, and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, including the risks described in Part I, Item 1A under the heading Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022, and in Part II, Item 1A under the heading Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. Factors that could cause future results to differ from those expressed by forward-looking statements include, but are not limited to, (i) our ability to maintain operations to support our customers and patients in the near-term and to capitalize on future growth opportunities, (ii) risks associated with acceptance of surgical products and procedures by surgeons and hospitals, (iii) development and acceptance of new products or product enhancements, (iv) clinical and statistical verification of the benefits achieved via the use of our products, (v) our ability to adequately manage inventory, (vi) our ability to recruit and retain management and key personnel, (vii) global economic instability and potential supply chain disruption caused by Russia’s invasion of Ukraine and resulting sanctions, and (viii) the other risks and uncertainties more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”). As a result of these various risks, our actual outcomes and results may differ materially from those expressed in these forward-looking statements.

This list of risks, uncertainties, and other factors is not complete. We discuss some of these matters more fully, as well as certain risk factors that could affect our business, financial condition, results of operations, and prospects, in reports we file from time-to-time with the SEC, which are available to read at www.sec.gov. Any or all forward-looking statements that we make may turn out to be wrong (due to inaccurate assumptions that we make or otherwise), and our actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date hereof, unless it is specifically otherwise stated to be made as of a different date. We undertake no obligation to update, and expressly disclaim any duty to update, our forward-looking statements, whether as a result of circumstances or events that arise after the date hereof, new information, or otherwise, except as required by law.

Media Relations

Denise Landry

DeniseLandry@orthofix.com

214.937.2529

Investor Relations

Louisa Smith, Gilmartin Group

IR@orthofix.com

Schedule A

Schedule of Owned Shares

Member of Investor Group	Shares Beneficially Owned
Engine Capital, L.P.	2,479,157
Engine Jet Capital, L.P.	299,117
Engine Lift Capital, LP	257,027
Engine Capital Management, LP	3,035,301
Engine Capital Management GP, LLC	3,035,301
Engine Investments, LLC	2,778,274
Engine Investments II, LLC	257,027
Arnaud Ajdler	3,035,301